[Exhibit 16.1 - Letter from Michael J. Larsen, PC]

May 23, 2007

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

I have read the statements about my firm included under Item 4 in the Form 8-K filing dated May 21, 2007 of Millennium Quest, Inc. and I am in agreement with the statements contained therein.

Very truly yours,

/s/Michael J. Larsen
Michael J. Larsen, CPA